Contact:  William K. Hamilton                Rhonda L. Brooks
          Media Relations                    Investor Relations
          419/248-6190                       419/248-8485

      Owens Corning Announces Close of AmeriMark Acquisition

TOLEDO, Ohio; October 2, 1997 - Owens Corning (NYSE/TSE:OWC) announced today that it has completed the purchase of the assets of AmeriMark Building Products, Inc., a specialty building products company serving the exterior residential housing industry. The transaction, announced on July 29, will be financed by GE Capital Services, which was the principal financial backer of AmeriMark.

The acquisition was completed for a purchase price of $309 million in convertible securities, plus an adjustment for changes in net working capital. The securities will be treated as minority interest on the company's balance sheet. As previously announced, Owens Corning will also sell non-strategic assets estimated to raise approximately $200 million in proceeds.

"The AmeriMark asset acquisition, combined with the acquisition of Fibreboard Corporation, gives Owens Corning the leading position in the vinyl siding market," said Owens Corning Chairman and CEO Glen H. Hiner. "These acquisitions diversify our business into the fast-growing markets, products and systems that support our System Thinking strategy for the exterior of the home. These new businesses will account for over $1 billion of our sales in 1998."

"This acquisition also provides broad distribution capabilities through AmeriMark's company-owned distribution centers, retail channels and independent distribution, as well as the ability to sell under private label. These strengths will provide additional synergies with Owens Corning's traditional market channels and the Norandex distribution network."





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Headquartered  in  Toledo,  Ohio,  Owens Corning is a world leader in high performance glass fiber composites and building materials with sales in 1996 of $3.8 billion. The company employs 22,000 people in more than 30 countries.
The   company's   internet   website   can   be   found  at
http://www.owenscorning.com.

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